Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Anbio Biotechnology (the “Company”) of our report dated April 7, 2026, relating to the consolidated balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

We also consent to the reference of GGF CPA LTD, as an independent registered public accounting firm, as expert in matters of accounting and auditing under the heading “Experts” in such Registration Statement.

/s/ GGF CPA LTD

GGF CPA LTD

PCAOB ID: 2729

Guangzhou, PRC

July 9, 2026